EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END RESULTS

Fourth Quarter Revenue Up 17% Year-over-Year; Strong Gross Margins

Highest Revenue Since Executing EMS Strategy;

Continued Expansion and Diversification of Customer Base

Spokane Valley, WA— August 19, 2008 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the fourth quarter and year ended June 28, 2008.

For the fourth quarter of fiscal 2008, Key Tronic reported total revenue of $57.3 million, up 17% from $49.2 million in the same period of fiscal 2007. For fiscal 2008, total revenue was $204.1 million, up from $201.7 million for fiscal 2007.

Net income for the fourth quarter of fiscal 2008 was $2.6 million or $0.25 per diluted share, compared to $2.7 million or $0.26 per diluted share for the same period of fiscal 2007. Results for the fourth quarter of fiscal 2007 included the benefit of approximately $1.5 million or $0.14 per diluted share from the sale of a facility. For fiscal 2008, net income was $5.6 million or $0.54 per diluted share, up 7% from $5.2 million or $0.51 per diluted share for fiscal 2007.

“We are pleased with our performance for the fourth quarter and for the year,” said Jack Oehlke, President and Chief Executive Officer. “Our year-over-year revenue growth was driven by increased demand from new customer programs, which continue to ramp up. For the fourth quarter and for the year, we achieved the highest revenue since implementing our EMS strategy. In the fourth quarter, we saw very strong year-over-year revenue growth and the strongest gross margins we’ve seen in many years.

“During the fourth quarter, we continued to diversify our customer portfolio across a wide range of industries, winning new customers involved in telecommunications, industrial equipment, fuel cell technology and consumer products. During the year, we had 8 new customers contributing about 13% of our total revenue. In fiscal 2009, we expect 10 additional new customers to come on line. Together, we expect these 18 new customers to contribute approximately 40% of our revenue in fiscal 2009, offsetting the anticipated decline in demand from some of our existing customers.

“While the industry confronts the challenging economic environment, our sustained investment in our world-class facilities in Mexico provides us with strong competitive advantages in a time of rising labor, fuel and transportation costs. We believe Key Tronic is increasingly well-positioned to pursue and win new opportunities for profitable growth in fiscal 2009 and beyond.”

Business Outlook

For the first quarter of fiscal 2009, the Company expects revenue in the range of $45 million to $48 million, with earnings in the range of $0.02 to $0.05 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2137. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11116514). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2009. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended		Twelve Months Ended
	June 28 2008	June 30 2007	June 28 2008	June 30 2007
Net sales	$57,287	$49,159	$204,122	$201,712
Cost of sales	51,263	44,704	187,302	184,042

Gross profit on sales	6,024	4,455	16,820	17,670
Operating expenses:
Research, development and engineering	679	695	2,676	3,162
Selling	549	437	1,650	1,776
General and administrative	1,861	1,616	6,611	7,387
Gain on sale of real estate	—	(1,465)	(951)	(1,465)

Total operating expenses	3,089	1,283	9,986	10,860
Operating income	2,935	3,172	6,834	6,810
Interest expense	225	309	989	1,374

Income before income taxes	2,710	2,863	5,845	5,436
Income tax provision	112	139	261	206

Net income	$2,598	$2,724	$5,584	$5,230

Earnings per share:
Earnings per common share - basic	$0.26	$0.27	$0.56	$0.53
Weighted average shares O/S - basic	10,024	9,920	9,997	9,898
Earnings per common share - diluted	$0.25	$0.26	$0.54	$0.51
Weighted average shares O/S - diluted	10,187	10,302	10,267	10,342

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 28 2008	June 30 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,879	$3,386
Trade receivables - net	36,018	30,383
Inventories	37,927	32,346
Other	4,893	6,532

Total current assets	81,717	72,647
Property, plant and equipment, net	10,798	11,248

Other Assets:
Restricted cash	39	509
Deferred income tax asset - net	4,210	3,500
Other - net	815	719
Goodwill	765	765

Total other assets	5,829	5,493
Total Assets	$98,344	$89,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,497	$24,104
Accrued compensation and vacation	4,388	3,713
Current portion of long term obligations	470	344
Other	1,667	3,264

Total current liabilities	36,022	31,425
Long-Term Liabilities:
Revolving loan	12,348	13,081
Other	893	1,638

Total long-term liabilities	13,241	14,719
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 10,024 and 9,921 shares	39,301	39,048
Retained earnings	9,780	4,196

Total shareholders’ equity	49,081	43,244

Total Liabilities and Shareholders’ Equity	$98,344	$89,388